Exhibit 99.1

Dyax Corp. Announces Fourth Quarter and Year End 2009 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 17, 2010--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2009. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results

Total revenues for the fourth quarter ended December 31, 2009 were $6.3 million, as compared to $31.5 million for the comparable quarter in 2008. Revenues for the year ended December 31, 2009 were $21.6 million, as compared to $43.4 million for the 2008 year. The higher 2008 revenue was primarily due to revenue recognized in relation to new license and collaboration agreements entered into during 2008, for which there was no corresponding revenue recognized in 2009. Quarterly revenues are expected to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Research and development expenses for the fourth quarter of 2009 decreased to $8.8 million, as compared to $16.4 million for the comparable quarter in 2008. For the year ended December 31, 2009, research and development expenses decreased to $46.6 million, as compared to $68.1 million for the comparable period in 2008. Research and development expenses decreased during the 2009 quarter due to cost savings resulting from the restructuring in March 2009, as well as decreases in manufacturing and other external research and development expenses. For the twelve month 2009 period, the decrease in research and development expenses was primarily due to lower clinical trials costs, the closure of the Company’s Liege, Belgium research facility in mid-2008, and cost savings resulting from the March 2009 restructuring. These decreases were offset by an increase of approximately $5.8 million in 2009 costs associated with the manufacture of DX-88 prior to FDA approval. With this supply of DX-88, the Company has sufficient commercial product for KALBITOR® (ecallantide) sales well into 2011.

General and administrative expenses for the fourth quarter of 2009 were $6.9 million, as compared to $7.0 million for the comparable quarter in 2008. For the year ended December 31, 2009, general and administrative costs increased to $25.8 million, as compared to $22.7 million for the 2008 year. The higher general and administrative costs in 2009 were primarily due to increased infrastructure to support plans for commercialization of KALBITOR, a treatment for acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older, which was recently made commercially available in the United States.

For the quarter ended December 31, 2009, Dyax reported a net loss of $10.9 million or $0.14 per share, as compared to a net income of $6.4 million or $0.10 per share for the comparable quarter in 2008. Net income in the 2008 quarter was due to the timing of recognition of previously deferred revenue from license and collaboration agreements entered into during 2008. For the year ended December 31, 2009, the net loss was $62.4 million or $0.90 per share, as compared to $66.5 million or $1.08 per share for the 2008 year.

As of December 31, 2009, Dyax had cash, cash equivalents, and investments totaling $52.4 million, exclusive of restricted cash.

Corporate Progress and Guidance

“The year ended with a landmark accomplishment for Dyax, the approval of our first product, KALBITOR, which was discovered and developed by Dyax. The recent market launch of KALBITOR transitions our company into a new and exciting stage – a fully integrated biopharmaceutical organization,” stated Gustav Christensen, President and Chief Executive Officer of Dyax. “We are now focused on ensuring its commercial success, while continuing to advance the other research and development activities that support Dyax as a fully integrated company.”

Continued, Mr. Christensen, “Looking ahead into 2010, we anticipate reporting on several achievements including: progress with the launch of KALBITOR; finalizing one or more ex-North America partnerships for addressing its commercial success abroad; advancements with DX-88 clinical programs for other indications; and completing additional strategic partnerships under our Licensing and Funded Research Program. Our exciting achievement of recent regulatory and commercial milestones was made possible because of the dedication of our employees and the commitment from our shareholders and the HAE network of patients and physicians. We look forward to building upon this momentum over the next year.”

2010 Guidance

George Migausky, Executive Vice President and Chief Financial Officer of Dyax, stated, “The financial results of 2009 demonstrate how we have effectively managed costs while concurrently building the commercial infrastructure for the U.S. launch of KALBITOR. Where appropriate, we have strengthened the balance sheet in order to have available the financial resources to carry out our business plan. At this time, we believe we have the cash and resources to support ongoing operations into 2011.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, February 17, 2010
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-804-6921
International callers, dial 857-350-1667
Passcode 12327245
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through March 17, 2010 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 15549425. The webcast will be archived on the Dyax website for an indefinite period of time.

About KALBITOR® (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

About HAE

Hereditary angioedema (HAE) is a rare genetic disease characterized by acute episodes of severe, often painful swelling affecting the extremities, the gastrointestinal tract, the genitalia, and in the larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1:10,000 to 1:50,000 individuals.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on discovering, developing and commercializing novel biotherapeutics for unmet medical needs, with an emphasis on inflammatory and oncology indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development. Dyax’s first product, KALBITOR® (ecallantide), is approved in the United States for the treatment of acute attacks of hereditary angioedema in patients 16 years of age and older.

Dyax’s lead product candidate is DX-88, a recombinant, small protein that is being evaluated for its therapeutic potential in other angioedema indications (acquired and ACE inhibitor-induced angioedemas). Additional DX-88 indications are being evaluated through Dyax’s partners: Cubist Pharmaceuticals is in Phase 2 for the reduction of blood loss during on-pump cardiac surgery and Fovea Pharmaceuticals (sanofi aventis) is in a Phase 1 trial for retinal vein occlusion induced macular edema.

DX-88 and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. Dyax is headquartered in Cambridge, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding future cash resources, projected uses of cash and savings from cost reductions, the prospects for KALBITOR’s market launch and the prospects for collaborations for other indications for KALBITOR and DX-88 and for Dyax’s Licensing and Funded Research Program. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: the commercial launch and market acceptance of KALBITOR and its future sales levels; the amount and timing of milestone and royalty payments from Dyax’s collaborations and its Licensing and Funded Research Program; dependence on maintaining and expanding Dyax’s existing collaborations and licenses for development, clinical trials, manufacturing, sales and distribution of KALBITOR and other products under development; the uncertainty of negotiations with potential partners and collaborators; Dyax’s changing requirements and costs associated with planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands, except share and per share data)

Product development and license fee revenues	$6,338	$31,465	$21,643	$43,429

Operating expenses:
Research and development	8,800	16,436	46,587	68,077
Restructuring costs	-	-	2,331	4,631
Impairment of fixed assets	-	-	955	352
General and administrative	6,927	7,018	25,843	22,663
Total operating expenses	15,727	23,454	75,716	95,723

(Loss) income from operations	(9,389)	8,011	(54,073)	(52,294)
Other expense, net	(1,527)	(1,593)	(8,346)	(5,910)
Loss on extinguishment of debt	-	-	-	(8,264)

Net (loss) income	$(10,916)	$6,418	$(62,419)	$(66,468)

Basic and diluted net (loss) income per share	$(0.14)	$0.10	$(0.90)	$(1.08)

Shares used in computing basic net loss per share	77,759,647	62,974,171	69,151,841	61,626,095

Shares used in computing dilulted net loss per share	77,759,647	63,210,448	69,151,841	61,626,095

SELECTED CONSOLIDATED CONSENSED BALANCE SHEET INFORMATION
(Unaudited)

		December 31,	December 31,
		2009	2008
		(In thousands)

Cash, cash equivalents and investments		$52,395	$58,460
Total assets		$64,801	$75,075
Deferred revenue		$30,130	$31,386
Note payable and other long-term obligations		$58,750	$48,499
Total liabilities		$103,403	$95,119
Total liabilities and stockholders' deficit		$64,801	$75,075

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations and
Corporate Communications
njones@dyax.com